SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASES

This Settlement Agreement (the “Agreement”) is entered into as of November 26, 2007, by and between Burt Martin Arnold Securities, Inc. (“BMA”) and Neah Power Systems, Inc. (“Neah”), with respect to the following facts:

(a)  On or about March 21, 2006, BMA and Neah entered into a written “Engagement Letter” (the “Engagement Letter”), pursuant to which BMA agreed to provide certain services to Neah in connection with a private offering of Neah common stock (the “Offering”), in consideration for compensation in the form of cash and warrants to be paid by Neah to BMA on conditions specified in the Engagement Letter.

(b) No compensation has been paid by Neah to BMA.

(c) A dispute has arisen between BMA and Neah with respect to whether BMA has earned the right to any compensation in connection with the Offering, and if so in what amount.

(d) As a result of this dispute, BMA commenced an action in the Los Angeles Superior Court (the “Action”), as Case No. YC054295, entitled Burt Martin Arnold Securities, Inc. v. Neah Power Systems, Inc. The Action was removed to the United States District Court for the Central District of California (the “Court”), where it is now pending as Case No. CV 07-00183 ODW (SHx).

(e)  It is now the desire and intention of BMA and Neah fully, finally and forever to resolve all existing disputes between them which are, were or could have been the subject matter of the Action.

NOW, THEREFORE, in consideration of the foregoing, the Parties hereto agree as follows:

1. Consideration. Conditioned upon the full execution, delivery and effectiveness of this Agreement, and dismissal of the entire Action with prejudice, Neah shall cause to be delivered to BMA or its account 350,000 shares of fully registered, unrestricted common stock of Neah (the “Shares”) according to the following schedule:

(a) Neah shall cause a draft Registration Statement (the “Registration Statement”) covering the Shares to be filed with the SEC within 30 days of Neah’s receipt of its next audited financial statement by its independent public auditors (the “Initial Filing”). Neah shall then cause such Registration Statement, as it may be amended from time to time, and encompassing the Shares, to become effective within 90 days of the Initial Filing, and shall issue the Shares to BMA within 5 business days of the Registration Statement becoming effective.

(b) If such Registration Statement, as amended and including the Shares, shall not have become effective within 90 days of the Initial Filing, and the Shares shall not within five business days thereafter have been issued as fully registered and unrestricted shares of Neah, then Neah shall, within 10 business days thereof (i.e., 90 days plus 15 business days following the day the Initial Filing was made or came due, whichever was earlier), pay to BMA, the sum of $105,000 in cash.

2. Termination of Engagement Letter. The Engagement Letter, and each and every paragraph thereof, is hereby terminated, any provision of the Engagement Letter to the contrary notwithstanding.

3. No Trading. Effective upon execution hereof, neither BMA nor its employees and officers, including without limitation Burt Martin Arnold and Joseph Vigliarolo, shall, directly or indirectly, trade in any equity or debt securities of Neah, or engage in any other conduct to affect the price or value of securities of Neah; provided, however, that nothing contained herein shall limit the right of BMA or its officers or employees to execute trades for the accounts, and made at the request, of existing customers of BMA.

4. Dismissal of Action with Prejudice. Promptly upon delivery by fax or email of executed copies of this Agreement to opposing counsel for BMA and Neah, counsel for Neah is authorized and instructed to file a stipulation for dismissal of the Action, with prejudice, in the form attached hereto as Exhibit 1.

5. Waiver of Fees and Costs in the Action. Each of BMA and Neah shall bear its own attorneys’ fees and costs incurred in the Action through and including the date of this Agreement, and each of BMA and Neah expressly waives the right, if any, to recover attorneys’ fees or costs incurred to date in the Action from the other.

6. Release by BMA. BMA hereby fully, finally and forever relieves, releases, absolves and discharges Neah and its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys (past and present law firms of record in the Action and their respective partners, professional corporations, members, associates, employees and staff), representatives, predecessors, successors and assigns, and each of them, in their capacities as such (collectively, the “BMA Releasees”), of and from any and all debts, liabilities, demands, obligations, assertions, contentions, arbitrations, promises, acts, contracts, costs, expenses, attorneys’ fees, claims, damages, actions, and causes of action and lawsuits, in law or in equity, of every nature, character, and description, known or unknown, suspected or unsuspected, fixed or contingent, including without limitation claims based on or relating to the subject matter of the Action or the prosecution or defense of all or any part thereof, the Engagement Letter or the Offering, from the beginning of time through the effective date of this Agreement (the “BMA Released Matters”).

7. Release by Neah. Neah hereby fully, finally and forever relieves, releases, absolves and discharges BMA and its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys (past and present law firms of record in the Action and their respective partners, professional corporations, members, associates, employees and staff), representatives, predecessors, , successors and assigns, and each of them, in their capacities as such (collectively, the “Neah Releasees”), of and from any and all debts, liabilities, demands, obligations, assertions, contentions, arbitrations, promises, acts, contracts, costs, expenses, attorneys’ fees, claims, damages, actions, and causes of action and lawsuits, in law or in equity, of every nature, character, and description, known or unknown, suspected or unsuspected, fixed or contingent, including without limitation claims based on or relating to the subject matter of the Action or the prosecution or defense of all or any part thereof, the Engagement Letter or the Offering, from the beginning of time through the effective date of this Agreement (the “Neah Released Matters”).

8. Section 1542 Waiver. The foregoing mutual general releases are intended to be binding notwithstanding the discovery of additional or different facts. In accordance with such intention, the parties waive the benefits of California Civil Code section 1542 to the fullest extent permitted by law. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9. Third Party Beneficiaries. Except as set forth herein, this Agreement is expressly for the benefit of all Neah Releasees (with respect to the BMA Released Matters) and the BMA Releasees (with respect to the Neah Released Matters), whether or not signatories to this Agreement (collectively, the “Third Party Beneficiaries”).

10. No Admission of Liability. Nothing contained herein, nor the entry of the Judgment and Stipulated Permanent Injunction contemplated herein, shall be deemed to be an admission of liability, fault or wrongdoing by any Party. Each Party contends that it has no liability to any other Party, and the Parties acknowledge that they are entering into this Agreement to settle the disputes that exist between them and to avoid the uncertainty and expense of litigation.

11. Dispute Resolution. If any dispute arises under this Agreement, it shall be resolved by a final and binding hearing, without oral testimony, using the procedure set forth in California Code of Civil Procedure section 664.6, subject to the following:

(a)  The hearing shall be on noticed motion, expedited to be heard on a schedule to conform to the time limitations on such a motion in the Los Angeles Superior Court, and shall be conducted before JAMS Santa Monica, using one retired California State Court judge (the “Arbitrator”). Justice Charles Vogel (ret.) is pre-selected and approved, if available. Otherwise, the parties shall use JAMS’ standard procedures for selection of the Arbitrator. The parties shall continue to prepare, serve and submit to JAMS and opposing counsel their papers, including any points and authorities, documentary evidence, affidavits and declarations, while they are selecting the Arbitrator.

(b) After considering the papers and argument, the Arbitrator shall make a written award, which, if appropriate based on the relief sought, may include damages, interest and equitable remedies, but in the case of a breach of paragraph 2(b), shall include damages and interest, and shall, in any case, award reasonable attorneys’ fees and allowable costs to the prevailing party.

(c) Any award shall be enforceable pursuant to California Code of Civil Procedure section 1285 et seq.; provided, however, that any judgment entered pursuant to the arbitration award shall provide that it is not res judicata, and does not act as a bar, except as to claims or defenses actually raised at the hearing or in the papers submitted in connection therewith. The parties agree that any action to enforce an award shall be brought only in the Los Angeles Superior Court, Southwest District, and shall not be removed to federal court.

(d) Pending any award of reasonable attorneys’ fees and costs by the Arbitrator, the parties shall advance JAMS’ fees and costs equally.

(e) Nothing contained herein shall prevent a subsequent hearing, award or judgment pursuant to this section 11, based on a separate breach of the same or a different provision of the Agreement.

12. Construction. This Agreement shall not be construed for or against any party, and without regard to the drafting or preparation hereof. The headings used herein are for convenience of reference only. The feminine, masculine and neuter, and the singular and plural, shall be deemed to include the other where such inclusion will cause a provision to be construed more broadly.

13. Advice of Counsel. This Agreement in all respects has been voluntarily and knowingly executed by the Parties on the advice and with the approval of their respective legal counsel.

14. Severability. If any paragraph, term, or provision of this Agreement shall be held or determined to be unenforceable by a court or tribunal of competent jurisdiction, the same shall be deemed severable from the balance of this Agreement and the balance of this Agreement shall continue in full force and effect. The Parties agree that if such paragraph, term, or provision is deemed invalid as written, but would be valid to some lesser extent, it shall be deemed valid and enforceable to the fullest extent permitted by law.

15. Integration and Merger. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties concerning its subject matter. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party to this Agreement, except as specifically set forth herein. All prior agreements, discussions, and negotiations have been and are merged and integrated into, and are entirely superseded by this Agreement.

16. Governing Law. This Agreement shall be governed, interpreted and construed by the laws of the State of California without regard to conflicts of law principles.

17. Execution. This Agreement may be executed in counterparts and signatures transmitted by facsimile or by scanning and emailing shall be deemed to be originals. All such counterparts and signatures, when taken together, shall constitute one and the same agreement.

18. Due Authorization. Each signatory to this Agreement signing in a representative capacity warrants and represents that he or she has been duly authorized by and on behalf of his or her principal or principals to execute this Agreement.

19. Notice. Any notice required or permitted to be given pursuant to this Agreement shall be in writing and shall be made to the address, facsimile number or e-mail address set forth below, or such other addresses or numbers as a party may designate from time to time in the manner provided hereby. Any such notice shall be deemed complete as follows: (a) by personal delivery to the proper individuals, on the date of delivery if on a business day before 5:30 p.m., otherwise on the succeeding business day; (b) by any recognized form of overnight mail guaranteeing delivery on the succeeding business day, on the succeeding business day; (c) by registered or certified mail, on the third succeeding business day; or (d) by facsimile transmission and .pdf e-mail, on the date of transmission if on a business day prior to 5:30 p.m., otherwise on the succeeding business day. Notices shall be given and addressed as follows:

(a)	If to Neah:

Neah Power Systems, Inc.
22122 20th Ave SE, Suite 161
Bothell, Washington 98021
Attn: Mr. Paul Abramowitz
	Facsimile:	425-483-8454
	e-mail:	pabramowitz@neahpower.com

with a copy to:

David S. Gubman, Esq.
Dreier Stein & Kahan LLP
1620 26th Street
North Tower, Sixth Floor
Santa Monica, CA 90404
	Facsimile:	424-202-6220
	e-mail:	dgubman@dskllp.com

and:

John C. Kirkland, Esq.
Dreier Stein & Kahan LLP
1620 26th Street
North Tower, Sixth Floor
Santa Monica, CA 90404
	Facsimile:	424-202-6250
	e-mail:	jkirkland@dskllp.com

(b)	If to BMA:

Burt Martin Arnold
Burt Martin Arnold Securities, Inc.
608 Silver Spur Road, Suite 100
Rolling Hills Estates, California 90274
	Facsimile:	310-544-6626
	e-mail:	burtarnold@bmasecurities.com

with a copy to:

Nancy B. Sperber, Esq.
Law Offices of Nancy B. Sperber
6709 La Tijera Boulevard
Box No. 633
Los Angeles, California 90045
	Facsimile:	310 670-3804
	e-mail:	nbsperber@lawyer.com

IN WITNESS WHEREOF, the parties, intending to be bound hereby, and their respective counsel, have executed this Agreement as of the date set forth above.

AGREED AND ACCEPTED:

BURT MARTIN ARNOLD SECURITIES, INC.		NEAH POWER SYSTEMS, INC.

By	/s/ Burt Martin Arnold	By	/s/ Paul Abramowitz
	Burt Martin Arnold		Paul Abramowitz
President and Chief Executive Officer		President and Chief Executive Officer

APPROVED AS TO FORM:

LAW OFFICES OF NANCY B. SPERBER		DREIER STEIN & KAHAN LLP

By	/s/ Nancy B. Sperber	By	/s/ David S. Gubman
	Nancy B. Sperber		David S. Gubman